AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT OF
STEVEN R. MUMMA

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT OF STEVEN R. MUMMA, made as of March 31, 2007, between New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), and Steven R. Mumma (the “Executive”) (“Amendment No. 2”):

WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of June 29, 2004, as amended by Amendment No. 1 to that certain Employment Agreement, dated December 2, 2004 (collectively, the “Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Section 3 of the Employment Agreement is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

“3. Position and Duties. The Executive shall serve as the Co-Chief Executive Officer, Chief Operating Officer, Chief Investment Officer, Chief Financial Officer and President of the Company and shall have such responsibilities, duties and authority as he may have as of the date hereof (or any position to which he may be promoted after the date hereof) and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority. The Executive shall also serve as a senior executive officer of certain subsidiaries of the Company, with positions, titles and responsibilities that are suitable for the Co-Chief Executive Officer, Chief Operating Officer, Chief Investment Officer, Chief Financial Officer and President of the Company, at the reasonable request of the Board without additional compensation. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company; provided, that nothing in this Agreement shall preclude Executive from serving as a director or trustee in any other firm or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with Executive's performance of his duties hereunder or violate Section 9 or 10 of this Agreement.”

2. Section 5(a) of the Employment Agreement is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

“(a) Base Salary. The Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company's normal payroll practices. The initial Base Salary shall be $434,008.32. During the Terms, the Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective the following January 1; provided, however, that on each January 1 thereafter during the Term, the Base Salary shall be increased by a minimum positive amount equal to the Base Salary in effect on January 1 of the prior year multiplied by the increase in the Consumer Price Index for such year. The amount of the increase shall be determined before March 31 of each year and shall be retroactive to January 1. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 5(a).”

3. Section 7(d)(ii) of the Employment Agreement is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

“(ii)  in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an amount equal to the product of (A) the sum of (1) the Executive’s Base Salary in effect as of the Date of Determination and (2) the Executive’s highest Annual Bonus earned in the last three fiscal years, and (B) the lesser of three (3) or the quotient of the number of whole months remaining in the term of this Agreement as of the Date of Termination divided by twelve (12); such payment to be made in a lump sum on or before the tenth day following the Date of Termination. For purposes of this Section 7(d)(ii) only, the Executive’s Base Salary shall mean the Executive’s Base Salary in effect as of the date immediately preceding effectiveness of this Agreement, and on each January 1 thereafter during the Term, the Executive’s Base Salary, as determined pursuant to this Section 7(d)(ii), shall be increased by a minimum positive amount equal to the Base Salary in effect on January 1 of the prior year multiplied by the increase in the Consumer Price Index for such year. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination;

4. Except to the extent hereby amended, the Employment Agreement is herby confirmed and ratified and shall continue in full force and effect.

3. The effective date of this Amendment No. 2 is March 31, 2007.

[Signatures to appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Employment Agreement of Steven R. Mumma as of the date first written above.

NEW YORK MORTGAGE TRUST, INC.:	EMPLOYEE:

By: /s/ David A. Akre	/s/ Steven R. Mumma
Name: David A. Akre	Name: Steven R. Mumma
Title: Co-Chief Executive Officer	Dated: March 31, 2007
Dated: March 31, 2007